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                                                                    EXHIBIT 12.1


STATEMENT RE:
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
($ IN THOUSANDS)


                                                              Years Ended January 31,
                                    1996             1997              1998             1999          2000
                                    --------------------------------------------------------------------------
Earnings:
         Earnings from operations
           before income taxes      $  18,369        $  42,009         $  47,099        $  60,056     $  64,002
         Interest expense (1)          21,010           18,714            15,944           14,068         7,964
         Amortization of
           deferred financing costs     1,828            1,670             1,479              587           273
                                    ---------------------------------------------------------------------------
         Total                      $  41,049        $  62,202         $  63,630        $  74,667     $  72,239
                                    ===========================================================================
Fixed charges:
         Interest expense (1)       $  21,010        $  18,714         $  15,944        $  14,068     $   7,964
         Amortization of
           deferred financing costs     1,828            1,670             1,479              587           273
                                    ---------------------------------------------------------------------------
         Total                      $  22,680        $  20,193         $  16,531        $  14,611     $   8,237
                                    ===========================================================================
Ratio of earnings to fixed charges       1.81x            3.08x             3.85x            5.11x         8.77x



(1) Interest expense includes interest income, but excludes amortization of deferred financing costs.